Exhibit (H)(4)(i)

FIRST AMENDMENT TO BRAND LICENSE AGREEMENT

THIS FIRST AMENDMENT TO BRAND LICENSE AGREEMENT (this “Amendment”) is made and entered into as of June 29, 2007, by and between CNL INTELLECTUAL PROPERTIES, INC., a Florida corporation (“Licensor” or “CIPI”) and THE CNL FUNDS, a Delaware statutory trust (“CNL Funds” or “Licensee”).

WHEREAS, CIPI and CNL Funds are parties to that certain Brand License Agreement dated as of May 24, 2007 (“Agreement”); and

WHEREAS, the CNL Funds is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, investment company; and

WHEREAS, the 1940 Act requires specific evidence of compliance with provisions of the Agreement which have been determined to be non-existent or outside the scope and usage of the Brand Content as defined in the Agreement;

NOW THEREFORE, in consideration of the mutual covenants set forth below and in the Agreement, CIPI and the CNL Funds agree as follows:

1.	The Policies and Standards related to Corporate Communications, Human Capital, Information Technology and Legal provided to Licensee by Licensor shall be excluded from the definition of Relevant Policies & Standards under Paragraph 2.D of the Agreement.

2.	Pursuant to Paragraph 2.D. of the Agreement, Licensee has provided a copy of the Relevant Policies & Standards to its advisor, CNL Fund Advisors Company, and to Ballard Spahr Andrews & Ingersoll, LLP, legal counsel to CNL Funds.

3.	Licensee is not otherwise obligated to provide the Relevant Policies & Standards to any other service agent of CNL Funds, including the distributor, custodian, auditor, transfer agent, printer, sub-advisor, or the administrator. Furthermore, Licensee is not required to provide the Relevant Policies & Standards to CNL Securities Corp., nor the Marketing & Communications Group of CNL Financial Group, Inc.

4.	As described in Paragraph 2.F. of the Agreement, CNL Funds will not be subject to inspection nor third-party audit to determine compliance or non-compliance with the Relevant Policies & Standards in connection with any advertising and sales materials that are created under the direction of the Marketing & Communications Group of CNL Financial Group, Inc. as it is deemed that all advertising and sales literature is in compliance with the Relevant Policies & Standards.

5.	In accordance with Paragraphs 2.I and 2.J of the Agreement, the Licensor is hereby notified that Licensee is providing investment portfolios which are publicly offered for investment purposes. No other services and products are offered or sold by CNL Funds at this time. In connection therewith, CNL Funds is hereby approved to utilize the designation “CNL” within the name of its trust, “The CNL Funds”, as well as its portfolio, “CNL Global Real Estate Fund”. In addition, Licensee is authorized to include this brand designation (“CNL”) in all prospectuses, financial statements, reports and all advertising and sales literature in connection therewith. It is anticipated that such portfolio is expected to become available for public offering and sale in July 2007.

6.	The advance review and approval requirements of provisions Paragraphs 2.K and 2.M of the Agreement do not apply to CNL Funds with regards to any and all sales and advertising literature that is created by the Marketing & Communications Department of CNL Financial Group, Inc. It is expressly agreed that the Marketing & Communications Department of CNL Financial Group, Inc. will be deemed in compliance with these advance review and approval requirements throughout the process of creating all sales and advertising literature for CNL Funds.

7.	Whereas it is mandated by the Securities and Exchange Commission that a copy of the Agreement and this Amendment be filed as an exhibit to the Registration Statement for CNL Funds, Licensor agrees that such disclosure shall not be deemed in violation of the confidentiality provisions of Paragraph 8 of the Agreement.

8.	All other provisions in the Agreement which have not been expressly revised in this Amendment shall remain in full force and effect;

9.	Except as specifically amended by the provision hereof, the terms and provisions of the Agreement shall continue to control the rights and obligations of the parties, and the Agreement and this Amendment shall be construed as one instrument.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the date first written above.

Licensor:

CNL Intellectual Properties, Inc.

By:	/s/ Carolyn B. Gosselin
Name:	Carolyn B. Gosselin
Title:	Senior Vice President and Chief Communications Officer

Licensee:

The CNL Funds

By:	/s/ J. Grayson Sanders
Name:	J. Grayson Sanders
Title:	President